United States securities and exchange commission logo





                     December 2, 2021

       Christopher Strain
       Chief Financial Officer
       Heartland Express, Inc.
       901 Heartland Way
       North Liberty, Iowa 52317

                                                        Re: Heartland Express,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 22,
2021
                                                            File No. 000-15087

       Dear Mr. Strain:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation